CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Fixed to Floating Rate Notes due 2028	$1,000,000	$128.80

November 2013 Pricing Supplement No. 1,157 Registration Statement No. 333-178081 Dated November 14, 2013 Filed pursuant to Rule 424(b)(2)
INTEREST RATE STRUCTURED PRODUCTS
Fixed to Floating Rate Securities due 2028
Leveraged CMS Curve and S&P 500® Index Linked Securities With the Payment at Maturity Subject to the Barrier Level Feature Linked to the S&P 500® Index
Principal at Risk Securities
As further described below, interest will accrue on the securities (i) in Year 1: at a rate of 10.00% per annum and (ii) in Years 2 to maturity: for each day that the closing value of the S&P 500® Index is greater than or equal to 50% of the initial index value (which we refer to as the index reference level), at a variable rate per annum equal to 5 times the difference, if any, between the 30-Year Constant Maturity Swap Rate (“30CMS”) and the 2-Year Constant Maturity Swap Rate (“2CMS”), as determined on the CMS reference determination date at the start of the related monthly interest payment period; subject to the maximum interest rate of 10.00% per annum for each interest payment period during the floating interest rate period and the minimum interest rate of 0.00% per annum.  The securities provide an above-market interest rate in Year 1; however, for each interest payment period in Years 2 to maturity, the securities will not pay any interest with respect to the interest payment period if the CMS reference index level is equal to or less than 0.00% on the related monthly CMS reference determination date.  In addition, if, on any calendar day, the index closing value is less than the index reference level, interest will accrue at a rate of 0.00% per annum for that day.  At maturity, if the final index value is greater than or equal to the barrier level of 50% of the initial index value, investors will receive the stated principal amount of the securities plus any accrued but unpaid interest.  However, if the final index value is less than the barrier level, investors will be fully exposed to the decline in the value of the S&P 500® Index over the term of the securities, and the payment at maturity will be less than 50% of the stated principal amount of the securities and could be zero.  There is no minimum payment at maturity on the securities.  Accordingly, investors may lose up to their entire initial investment in the securities. Investors will not participate in any appreciation of the S&P 500® Index.  These long-dated securities are for investors who seek an opportunity to earn interest at a potentially above-market rate in exchange for the risk of losing their principal and the risk of receiving little or no interest on the securities.
All payments are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations, you could lose some or all of your investment.  These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.
FINAL TERMS
Issuer:	Morgan Stanley
Aggregate principal amount:	$1,000,000. May be increased prior to the original issue date but we are not required to do so.
Issue price:	At variable prices
Stated principal amount:	$1,000 per security
Pricing date:	November 14, 2013
Original issue date:	November 29, 2013 (10 business days after the pricing date)
Maturity date:	November 29, 2028
Interest accrual date:	November 29, 2013
Payment at maturity:
•  If the final index value is greater than or equal to the barrier level: the stated principal amount plus any accrued and unpaid interest
•  If the final index value is less than the barrier level: (a) the stated principal amount times the index performance factor plus (b) any accrued and unpaid interest

Interest:
From and including the original issue date to but excluding November 29, 2014 (the “initial interest payment period”): 10.00% per annum
From and including November 29, 2014 to but excluding the maturity date (the “floating interest rate period”):
For each interest payment period, a variable rate per annum equal to the product of:
(a)    leverage factor times the CMS reference index; subject to the minimum interest rate and the maximum interest rate; and
(b) N/ACT; where,
“N” = the total number of calendar days in the applicable interest payment period on which the index closing value is greater than or equal to the index reference level (each such day, an “accrual day”); and
“ACT” = the total number of calendar days in the applicable interest payment period.
The CMS reference index level applicable to an interest payment period will be determined on the related CMS reference determination date.
Beginning November 29, 2014, it is possible that you could receive little or no interest on the securities.  If, on the related CMS reference determination date, the CMS reference index level is equal to or less than the CMS reference index strike, interest will accrue at a rate of 0.00% for that interest payment period.  In addition, if on any day, the index closing value is determined to be less than the index reference level, interest will accrue at a rate of 0.00% per annum for that day.  The determination of the index closing value will be subject to certain market disruption events.  Please see Annex A—The S&P 500® Index—Market Disruption Event” below.

Leverage factor:	5
Interest payment period:	Monthly
Interest payment period end dates:	Unadjusted
Interest payment dates:
The 29th day of each month (or, in the case of February in a non-leap year, February 28), beginning December 29, 2013; provided that if any such day is not a business day, that interest payment will be made on the next succeeding business day and no adjustment will be made to any interest payment made on that succeeding business day.

Interest reset dates:	The 29th day of each month (or, in the case of February in a non-leap year, February 28), beginning November 29, 2014
Maximum interest rate:	10.00% per annum in any monthly interest payment period during the floating interest rate period
Minimum interest rate:	0.00% per annum
Index:	The S&P 500® Index
Underlying index publisher:	Standard & Poor’s Financial Services LLC
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), a wholly owned subsidiary of Morgan Stanley. See “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”
Terms continued on the following page
Estimated value on the pricing date:	$885.10 per security. The estimated value on any subsequent pricing date may be lower than this estimate, but will in no case be less than $850.10 per security. See “The Securities” on page 3.
Commissions and issue price:	Price to Public(1)(2)	Agent’s Commissions(2)	Proceeds to Issuer(3)
Per security	At variable prices	$35	$965
Total	At variable prices	$35,000	$965,000
(1)
The securities will be offered from time to time in one or more negotiated transactions at varying prices to be determined at the time of each sale, which may be at market prices prevailing, at prices related to such prevailing prices or at negotiated prices; provided, however, that such price will not be less than $970 per security and will not be more than $1,000 per security.  See “Risk Factors—The Price You Pay For The Securities May Be Higher Than The Prices Paid By Other Investors.”

(2)
Morgan Stanley or one of our affiliates will pay varying discounts and commissions to dealers, including Morgan Stanley Wealth Management (an affiliate of the agent) and their financial advisors, of up to $35  per security depending on market conditions.  See “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

(3)	See “Use of Proceeds and Hedging” on page 15.
The securities involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 10.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement or the accompanying prospectus supplement, index supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
You should read this document together with the related prospectus supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below.

Prospectus Supplement dated November 21, 2011
Index Supplement dated November 21, 2011                      Prospectus dated November 21, 2011

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Fixed to Floating Rate Securities due 2028
Leveraged CMS Curve and S&P 500® Index Linked Securities With the Payment at Maturity Subject to the Barrier Level Feature Linked to the S&P 500® Index
Principal at Risk Securities

Terms continued from previous page:
CMS reference determination dates:	Two (2) U.S. government securities business days prior to the related interest reset date at the start of the applicable interest payment period.
CMS reference index:	30-Year Constant Maturity Swap Rate minus 2-Year Constant Maturity Swap Rate, expressed as a percentage. Please see “Additional Provisions—CMS Reference Index” below.
CMS reference index strike:	0.00%
Index reference level:	, which is 50% of the initial index value
Initial index value:	, which is the index closing value on November 25, 2013
Barrier level:	, which is 50% of the initial index value
Final index value:	The index closing value of the index on the final determination date
Index closing value:	The closing value of the index. Please see “Additional Provisions—The S&P 500® Index” below.
Final determination date:	The third scheduled business day prior to the maturity date, subject to adjustment due to non-index business days or certain market disruption events.
Index cutoff:
The index closing value for any day from and including the third index business day prior to the related interest payment date for any interest payment period shall be the index closing value on such third index business day prior to such interest payment date.

Index performance factor:	The final index value divided by the initial index value
Redemption:	None
Day-count convention:	Actual/Actual
Specified currency:	U.S. dollars
CUSIP / ISIN:	61760QDS0 / US61760QDS03
Book-entry or certificated security:	Book-entry
Business day:	New York
Calculation agent:
Morgan Stanley Capital Services LLC.
All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the trustee and us.
All values used in the interest rate formula for the securities and all percentages resulting from any calculation of interest will be rounded to the nearest one hundred-thousandth of a percentage point, with .000005% rounded up to .00001%.  All dollar amounts used in or resulting from such calculation on the securities will be rounded to the nearest cent, with one-half cent rounded upward.
Because the calculation agent is our affiliate, the economic interests of the calculation agent and its affiliates may be adverse to your interests as an investor in the securities, including with respect to certain determinations and judgments that the calculation agent must make in determining the payment that you will receive on each interest payment date and at maturity or whether a market disruption event has occurred.  Please see Annex A—The S&P 500® Index—Market Disruption Event” and “—Discontinuance of the S&P 500® Index; Alteration of Method of Calculation” below.  The calculation agent is obligated to carry out its duties and functions as calculation agent in good faith and using its reasonable judgment.

Trustee:	The Bank of New York Mellon
Contact information:
Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

Fixed to Floating Rate Securities due 2028
Leveraged CMS Curve and S&P 500® Index Linked Securities With the Payment at Maturity Subject to the Barrier Level Feature Linked to the S&P 500® Index
Principal at Risk Securities

The Securities

Principal at Risk Securities

The securities are debt securities of Morgan Stanley.  In year 1, the securities pay interest at a rate of 10.00% per annum.  Beginning November 29, 2014, interest will accrue on the securities for each day that the closing value of the S&P 500® Index is greater than or equal to 50% of the initial index value (which we refer to as the index reference level), at a variable rate per annum equal to 5 times the CMS reference index for the related monthly interest payment period; subject to the maximum interest rate of 10.00% per annum per interest payment period and the minimum interest rate of 0.00% per annum.  The floating interest rate is based on the CMS reference index and the level of the S&P 500® Index.  If 30CMS is less than or equal to 2CMS on the applicable CMS reference determination date, the floating interest rate will be 0.00% and no interest will accrue on the securities for the related interest period.  In addition, if, on any calendar day during the interest payment period, the index closing value is less than the index reference level, interest will accrue at a rate of 0.00% per annum for that day.

At maturity, if the final index value is greater than or equal to the barrier level, investors will receive the stated principal amount of the securities plus any accrued and unpaid interest.  However, if the final index value is less than the barrier level, investors will be fully exposed to the decline in the value of the S&P 500® Index over the term of the securities, and the payment at maturity will be less than 50% of the stated principal amount of the securities and could be zero.  There is no minimum payment at maturity on the securities. Accordingly, investors may lose up to their entire initial investment in the securities.  Investors will not participate in any appreciation of the S&P 500® Index.

We describe the basic features of these securities in the sections of the accompanying prospectus called “Description of Debt Securities—Floating Rate Debt Securities” and prospectus supplement called “Description of Securities,” subject to and as modified by the provisions described below.  All payments on the securities are subject to the credit risk of Morgan Stanley.

The stated principal amount of each security is $1,000, and the issue price is variable.  This price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date is less than the issue price.  We estimate that the value of each security on the pricing date is $885.10 per security.  The estimated value on any subsequent pricing date may be lower than this estimate, but will in no case be less than $850.10 per security.

What goes into the estimated value on the pricing date?

In valuing the securities on the pricing date, we take into account that the securities comprise both a debt component and a performance-based component linked to the CMS reference index and the S&P 500® Index (the “index”).  The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the CMS reference index and the index, instruments based on the CMS reference index and the index, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the securities?

In determining the economic terms of the securities, including the interest rate, the leverage factor, the maximum interest rate, the CMS reference index strike, the index reference level and the barrier level, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us.  If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the securities would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the securities?

The price at which MS & Co. purchases the securities in the secondary market, absent changes in market conditions, including those related to interest rates and the CMS reference index and the index, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type, the costs of unwinding the related hedging transactions and other factors.

MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time.

November 2013	Page 3

Fixed to Floating Rate Securities due 2028
Leveraged CMS Curve and S&P 500® Index Linked Securities With the Payment at Maturity Subject to the Barrier Level Feature Linked to the S&P 500® Index
Principal at Risk Securities

Additional Provisions

CMS Reference Index

What are the 30-Year and 2-Year Constant Maturity Swap Rates?

The 30-Year Constant Maturity Swap Rate (which we refer to as “30CMS”) is, on any U.S. government securities business day, the fixed rate of interest payable on an interest rate swap with a 30-year maturity as reported on Reuters Page ISDAFIX1 or any successor page thereto at 11:00 a.m. New York City time on that day.  This rate is one of the market-accepted indicators of longer-term interest rates.

The 2-Year Constant Maturity Swap Rate (which we refer to as “2CMS”) is, on any U.S. government securities business day, the fixed rate of interest payable on an interest rate swap with a 2-year maturity as reported on Reuters Page ISDAFIX1 or any successor page thereto at 11:00 a.m. New York City time on that day.

An interest rate swap rate, at any given time, generally indicates the fixed rate of interest (paid semi-annually) that a counterparty in the swaps market would have to pay for a given maturity, in order to receive a floating rate (paid quarterly) equal to 3-month LIBOR for that same maturity.

U.S. Government Securities Business Day

U.S. government securities business day means any day except for a Saturday, Sunday or a day on which The Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

CMS Rate Fallback Provisions

If 30CMS or 2CMS is not displayed by 11:00 a.m. New York City time on the Reuters Screen ISDAFIX1 Page on any day on which the level of the CMS reference index must be determined, such affected rate for such day will be determined on the basis of the mid-market semi-annual swap rate quotations to the calculation agent provided by five leading swap dealers in the New York City interbank market (the “Reference Banks”) at approximately 11:00 a.m., New York City time, on such day, and, for this purpose, the mid-market semi-annual swap rate means the mean of the bid and offered rates for the semi-annual fixed leg, calculated on a 30/360 day count basis, of a fixed-for-floating U.S. Dollar interest rate swap transaction with a term equal to the applicable 30 year or 2 year maturity commencing on such day and in a representative amount with an acknowledged dealer of good credit in the swap market, where the floating leg, calculated on an actual/360 day count basis, is equivalent to USD-LIBOR-BBA with a designated maturity of three months.  The calculation agent will request the principal New York City office of each of the Reference Banks to provide a quotation of its rate.  If at least three quotations are provided, the rate for that day will be the arithmetic mean of the quotations, eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest).  If fewer than three quotations are provided as requested, the rate will be determined by the calculation agent in good faith and in a commercially reasonable manner.

November 2013	Page 4

Fixed to Floating Rate Securities due 2028
Leveraged CMS Curve and S&P 500® Index Linked Securities With the Payment at Maturity Subject to the Barrier Level Feature Linked to the S&P 500® Index
Principal at Risk Securities

The S&P 500® Index

The S&P 500® Index, which is calculated, maintained and published by Standard & Poor’s Financial Services LLC (“S&P”), consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets.  The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of 500 similar companies during the base period of the years 1941 through 1943.  For additional information about the S&P 500® Index, see the information set forth under “Annex A—The S&P 500® Index” in this document and “S&P 500® Index” in the accompanying index supplement.

Index Closing Value Fallback Provisions

The index closing value on any calendar day during the term of the securities on which the index level is to be determined (each, an “index determination date”) will equal the official closing value of the index as published by the underlying index publisher or its successor, or in the case of any successor index, the official closing value for such successor index as published by the publisher of such successor index or its successor, at the regular weekday close of trading on that calendar day, as determined by the calculation agent; provided that the index closing value for any day from and including the third index business day prior to the related interest payment date for any interest payment period shall be the index closing value in effect on such third index business day prior to such interest payment date; provided further that if a market disruption event with respect to the index occurs on any index determination date or if any such index determination date is not an index business day, the closing value of the index for such index determination date will be the closing value of the index on the immediately preceding index business day on which no market disruption event has occurred.  In certain circumstances, the index closing value shall be based on the alternate calculation of the index described under “Annex A—The S&P 500® Index—Discontinuance of the S&P 500® Index; Alteration of Method of Calculation.”

“Index business day” means a day, as determined by the calculation agent, on which trading is generally conducted on each of the relevant exchange(s) for the index, other than a day on which trading on such exchange(s) is scheduled to close prior to the time of the posting of its regular final weekday closing price.

“Relevant exchange” means the primary exchange(s) or market(s) of trading for (i) any security then included in the index, or any successor index, and (ii) any futures or options contracts related to the index or to any security then included in the index.

For more information regarding market disruption events with respect to the index, discontinuance of the index and alteration of the method of calculation, see “Annex A—The S&P 500® Index—Market Disruption Event” and “—Discontinuance of the S&P 500® Index; Alteration of Method of Calculation” herein.

November 2013	Page 5

Fixed to Floating Rate Securities due 2028
Leveraged CMS Curve and S&P 500® Index Linked Securities With the Payment at Maturity Subject to the Barrier Level Feature Linked to the S&P 500® Index
Principal at Risk Securities

How the Securities Work

How to calculate the interest payments:

The table below presents examples of hypothetical interest that would accrue on the securities during any month in the floating interest rate period.  The examples below are for purposes of illustration only.  The examples of the hypothetical floating interest rate that would accrue on the securities are based both on the level of the CMS reference index level on the applicable CMS reference determination date and on the total number of calendar days in a monthly interest payment period on which the index closing value is greater than or equal to the index reference level.

The actual interest payments during the floating interest rate period will depend on the actual level of the CMS reference index on each CMS reference determination date and the index closing value of the S&P 500® Index on each day during the floating interest payment period.  The applicable interest rate for each monthly interest payment period will be determined on a per-annum basis but will apply only to that interest payment period.  The table assumes that the interest payment period contains 30 calendar days.  The examples below are for purposes of illustration only and would provide different results if different assumptions were made.

CMS Reference Index	5 times CMS Reference Index	Hypothetical Interest Rate
		Number of days on which the index closing value is greater than or equal to the index reference level
		0	5	10	15	20	25	30
-3.250%	0.00%	0.00%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%
-3.000%	0.00%	0.00%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%
-2.750%	0.00%	0.00%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%
-2.500%	0.00%	0.00%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%
-2.250%	0.00%	0.00%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%
-2.000%	0.00%	0.00%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%
-1.750%	0.00%	0.00%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%
-1.500%	0.00%	0.00%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%
-1.250%	0.00%	0.00%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%
-1.000%	0.00%	0.00%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%
-0.750%	0.00%	0.00%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%
-0.500%	0.00%	0.00%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%
-0.250%	0.00%	0.00%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%
0.000%	0.00%	0.00%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%
0.250%	1.25%	0.00%	0.2083%	0.4167%	0.6250%	0.8333%	1.0417%	1.2500%
0.500%	2.50%	0.00%	0.4167%	0.8333%	1.2500%	1.6667%	2.0833%	2.5000%
0.750%	3.75%	0.00%	0.6250%	1.2500%	1.8750%	2.5000%	3.1250%	3.7500%
1.000%	5.00%	0.00%	0.8333%	1.6667%	2.5000%	3.3333%	4.1667%	5.0000%
1.250%	6.25%	0.00%	1.0417%	2.0833%	3.1250%	4.1667%	5.2083%	6.2500%
1.500%	7.50%	0.00%	1.2500%	2.5000%	3.7500%	5.0000%	6.2500%	7.5000%
1.750%	8.75%	0.00%	1.4583%	2.9167%	4.3750%	5.8333%	7.2917%	8.7500%
2.000%	10.00%	0.00%	1.6667%	3.3333%	5.0000%	6.6667%	8.3333%	10.0000%
2.250%	10.00%	0.00%	1.6667%	3.3333%	5.0000%	6.6667%	8.3333%	10.0000%
2.500%	10.00%	0.00%	1.6667%	3.3333%	5.0000%	6.6667%	8.3333%	10.0000%
2.750%	10.00%	0.00%	1.6667%	3.3333%	5.0000%	6.6667%	8.3333%	10.0000%
3.000%	10.00%	0.00%	1.6667%	3.3333%	5.0000%	6.6667%	8.3333%	10.0000%
3.250%	10.00%	0.00%	1.6667%	3.3333%	5.0000%	6.6667%	8.3333%	10.0000%
3.500%	10.00%	0.00%	1.6667%	3.3333%	5.0000%	6.6667%	8.3333%	10.0000%
3.750%	10.00%	0.00%	1.6667%	3.3333%	5.0000%	6.6667%	8.3333%	10.0000%
4.000%	10.00%	0.00%	1.6667%	3.3333%	5.0000%	6.6667%	8.3333%	10.0000%

If 30CMS is less than or equal to 2CMS on the applicable CMS reference determination date, the floating interest rate will be the minimum interest rate of 0.00% and no interest will accrue on the securities for such interest period regardless of the total number of calendar days in the interest payment period on which the index closing value of the S&P 500® Index is greater than or equal to the index reference level.

November 2013	Page 6

Fixed to Floating Rate Securities due 2028
Leveraged CMS Curve and S&P 500® Index Linked Securities With the Payment at Maturity Subject to the Barrier Level Feature Linked to the S&P 500® Index
Principal at Risk Securities

How to calculate the payment at maturity (excluding any interest with respect to the final interest period):

The payoff diagram below illustrates the payment at maturity (excluding any interest with respect to the final interest period) on the securities based on the following terms:

Stated principal amount:	$1,000 per security
Barrier level:	50% of the initial index value
Minimum payment at maturity:	None

How it works

▪	Par Scenario. If the final index value is greater than the barrier level of 50% of the initial index value, the investor would receive $1,000 stated principal amount.

▪	If the index depreciates 30%, the investor would receive the $1,000 stated principal amount.

▪
Downside Scenario.  If the final index value is less than the barrier level of 50% of the initial index value, the investor would receive an amount that is significantly less than the $1,000 stated principal amount, based on a 1% loss of principal for each 1% decline in the index.  This amount will be less than $500 per security.  There is no minimum payment at maturity on the securities.

▪	If the index depreciates 60%, the investor would lose 60% of the investor’s principal and receive only $400 per security at maturity, or 40% of the stated principal amount.

November 2013	Page 7

Fixed to Floating Rate Securities due 2028
Leveraged CMS Curve and S&P 500® Index Linked Securities With the Payment at Maturity Subject to the Barrier Level Feature Linked to the S&P 500® Index
Principal at Risk Securities

Historical Information

The CMS Reference Index

The following graph sets forth the historical difference between the 30-Year Constant Maturity Swap Rate and the 2-Year Constant Maturity Swap Rate for the period from January 1, 1998 to November 14, 2013 (the “historical period”).  The historical difference between the 30-Year Constant Maturity Swap Rate and the 2-Year Constant Maturity Swap Rate should not be taken as an indication of the future performance of the CMS reference index.  The graph below does not reflect the return the securities would have had during the periods presented because it does not take into account the index closing values or the leverage factor.  We cannot give you any assurance that the level of the CMS reference index will be positive on any CMS reference determination date.  We obtained the information in the graph below, without independent verification, from Bloomberg Financial Markets (“USSW”), which closely parallels but is not necessarily exactly the same as the Reuters Page price sources used to determine the level of the CMS reference index.

*The bold line in the graph indicates the CMS reference index strike of 0.00%.

The historical performance shown above is not indicative of future performance.  The CMS reference index level may be negative on one or more specific CMS reference determination dates during the floating interest rate period even if the level of the CMS reference index is generally positive and, moreover, the level of the CMS reference index has in the past been, and may in the future be, negative.

If the level of the CMS reference index is negative on any CMS reference determination date during the floating interest rate period, you will not receive any interest for the related interest payment period.  Moreover, even if the level of the CMS reference index is positive on any such CMS reference determination date, if the index closing value is less than the index reference level on any day during the interest payment period, you will not receive any interest with respect to such day, and if the index closing value remains below the index reference level for each day in the applicable interest payment period, you will receive no interest for that interest payment period.

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The S&P 500® Index

The following table sets forth the published high and low index closing values, as well as end-of-quarter index closing values, for each quarter from January 1, 2008 through November 14, 2013.  The graph following the table sets forth the daily index closing values during the historical period. The index closing value on November 14, 2013 was 1,790.62.  The historical index closing values should not be taken as an indication of future performance, and we cannot give you any assurance that the index closing value will be higher than the index reference level on any index determination date during the floating interest rate period in which you are paid the floating interest rate.  The graph below does not reflect the return the securities would have had during the periods presented because it does not take into account the CMS reference index level or the leverage factor.  We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification.

S&P 500® Index	High	Low	Period End
2008
First Quarter	1,447.16	1,273.37	1,322.70
Second Quarter	1,426.63	1,278.38	1,280.00
Third Quarter	1,305.32	1,106.39	1,166.36
Fourth Quarter	1,161.06	752.44	903.25
2009
First Quarter	934.70	676.53	797.87
Second Quarter	946.21	811.08	919.32
Third Quarter	1,071.66	879.13	1,057.08
Fourth Quarter	1,127.78	1,025.21	1,115.10
2010
First Quarter	1,174.17	1,056.74	1,169.43
Second Quarter	1,217.28	1,030.71	1,030.71
Third Quarter	1,148.67	1,022.58	1,141.20
Fourth Quarter	1,259.78	1,137.03	1,257.64
2011
First Quarter	1,343.01	1,256.88	1,325.83
Second Quarter	1,363.61	1,265.42	1,320.64
Third Quarter	1,353.22	1,119.46	1,131.42
Fourth Quarter	1,285.09	1,099.23	1,257.60
2012
First Quarter	1,416.51	1,277.06	1,408.47
Second Quarter	1,419.04	1,278.04	1,362.16
Third Quarter	1,465.77	1,334.76	1,440.67
Fourth Quarter	1,461.40	1,353.33	1,426.19
2013
First Quarter	1,569.19	1,457.15	1,569.19
Second Quarter	1,669.16	1,541.61	1,606.28
Third Quarter	1,725.52	1,614.08	1,681.55
Fourth Quarter (through November 14, 2013)	1,790.62	1,655.45	1,790.62

*The red solid line in the graph indicates both the hypothetical index reference level and the hypothetical barrier level, in each case assuming the index closing value on November 14, 2013 were the initial index value.

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Risk Factors

The securities involve risks not associated with an investment in ordinary floating rate securities.  An investment in the Leveraged CMS Curve and S&P 500® Index Linked Securities With the Payment at Maturity Subject to the Barrier Level Feature Linked to the S&P 500® Index entails significant risks not associated with similar investments in a conventional debt security, including, but not limited to, fluctuations in 30CMS and 2CMS, fluctuations in the index, and other events that are difficult to predict and beyond the issuer’s control.  This section describes the most significant risks relating to the securities.  For a complete list of risk factors, please see the accompanying prospectus supplement, index supplement and prospectus.  Investors should consult their financial and legal advisers as to the risks entailed by an investment in the securities and the suitability of the securities in light of their particular circumstances.

▪
The Securities Do Not Guarantee The Return Of Any Principal.  The terms of the securities differ from those of ordinary debt securities in that the securities do not guarantee the return of any of the principal amount at maturity.  Instead, if the final index value is less than the barrier level, you will be fully exposed to the decline in the index over the term of the securities on a 1 to 1 basis, and you will receive for each security that you hold at maturity an amount of cash that is significantly less than the stated principal amount, in proportion to the decline in the index.  Under this scenario, the value of any such payment will be less than 50% of the stated principal amount and could be zero.

▪
Investors Will Not Participate In Any Appreciation In The Value Of The Index.  Investors will not participate in any appreciation in the value of the index from the initial index value, and the return on the securities will be limited to the monthly interest payments that are paid with respect to each interest payment period, if any.

▪
If There Are No Accrual Days In Any Interest Payment Period During The Floating Interest Rate Period, We Will Not Pay Any Interest On The Securities For That Interest Payment Period And The Market Value Of The Securities May Decrease Significantly.  It is possible that the level of the CMS reference index will be less than the CMS reference index strike or that the index closing value will be less than the index reference level for so many days during any monthly interest payment period during the floating interest rate period that the interest payment for that monthly interest payment period will be less than the amount that would be paid on an ordinary debt security and may be zero.  In addition, to the extent that the level of the CMS reference index is less than the CMS reference index strike on the applicable CMS reference determination date or that the index closing value is less than the index reference level on any number of days during the interest rate period, the market value of the securities may decrease and you may receive substantially less than 100% of the issue price if you wish to sell your securities at such time.

▪
The Index Closing Value For Any Day From And Including The Third Index Business Day Prior To The Interest Payment Date Of An Interest Payment Period During The Floating Interest Rate Period Will Be The Index Closing Value For Such Third Day. Because the index closing value for any day from and including the third index business day prior to the interest payment date of an interest payment period during the floating interest rate period will be the index closing value on such third day, if the index closing value for that index business day is less than the index reference level, you will not receive any interest in respect of any days on or after that third index business day to but excluding the interest payment date even if the index closing value as actually calculated on any of those days were to be greater than or equal to the index reference level.

▪
The Amount Of Interest Payable On The Securities In Any Month Is Capped.  The interest rate on the securities for each monthly interest payment period during the floating interest rate period is capped for that month at the maximum interest rate of 10.00% per annum, and, due to the leverage factor, you will not get the benefit of any increase in the CMS reference index level above a level of 2.00%.  Therefore, the maximum monthly interest payment you can receive during the floating interest rate period will be approximately $8.33 for each $1,000 stated principal amount of securities.  Accordingly, you could receive less than 10.00% per annum interest for any given full year even when the CMS reference index level increases substantially in a monthly interest payment period during that year if the CMS reference index level in the other months in that year does not also increase substantially, or if the index closing value is not at or above the index reference level on any day during the interest payment period so that you do not accrue interest with respect to such day, as you will not receive the full benefit of the increase in the CMS reference index level in the outperforming month due to the interest rate cap.

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▪
The Initial Index Value, The Index Reference Level And The Barrier Level Will Not Be Set Until November 25, 2013.  Because the initial index value is the index closing value on November 25, 2013, you will not know the initial index value, and since the index reference level and the barrier level are each 50% of the initial index value, you will not know the index reference level or the barrier level, for a period of time after the pricing date.

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The Historical Performance Of 30CMS, 2CMS And The Index Are Not An Indication Of Their Future Performance.  The historical performance of 30CMS and 2CMS and the S&P 500® Index should not be taken as an indication of their future performance during the term of the securities.  Changes in the levels of 30CMS, 2CMS and the S&P 500® Index will affect the trading price of the securities, but it is impossible to predict whether such levels will rise or fall.  There can be no assurance that the CMS reference index level will be positive and the index closing value will be equal to or greater than the index reference level on any CMS reference determination date during the floating interest rate period.  In addition, there can be no assurance that the level of the S&P 500® Index on the final determination date will be greater than or equal to the barrier level. Furthermore, the historical performance of the CMS reference index and the index does not reflect the return the securities would have had because they do not take into account each other’s performance, the leverage factor or the maximum interest rate.

▪
Investors Are Subject To Our Credit Risk, And Any Actual Or Anticipated Changes To Our Credit Ratings And Credit Spreads May Adversely Affect The Market Value Of The Securities.  Investors are dependent on our ability to pay all amounts due on the securities on interest payment dates and at maturity and therefore investors are subject to our credit risk.  If we default on our obligations under the securities, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the securities prior to maturity will be affected by changes in the market's view of our creditworthiness.  Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the securities.

▪
The Price At Which The Securities May Be Resold Prior To Maturity Will Depend On A Number Of Factors And May Be Substantially Less Than The Amount For Which They Were Originally Purchased.  Some of these factors include, but are not limited to: (i) changes in the level of 30CMS and 2CMS, (ii) changes in the index closing value, (iii) volatility of 30CMS and 2CMS, (iv) volatility of the index, (v) changes in interest and yield rates, (vi) geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the securities underlying the index, or equity markets generally, and that may affect the index, (vii) any actual or anticipated changes in our credit ratings or credit spreads and (viii) time remaining to maturity.  Generally, the longer the time remaining to maturity and the more tailored the exposure, the more the market price of the securities will be affected by the other factors described in the preceding sentence.  This can lead to significant adverse changes in the market price of securities like the securities. Primarily, if the level of the CMS reference index is less than the CMS reference index strike or the index closing value is less than the index reference level, during the floating interest rate period, the market value of the securities is expected to decrease and you may receive substantially less than 100% of the issue price if you sell your securities at such time.

▪
The Rate We Are Willing To Pay For Securities Of This Type, Maturity And Issuance Size Is Likely To Be Lower Than The Rate Implied By Our Secondary Market Credit Spreads And Advantageous To Us.  Both The Lower Rate And The Inclusion Of Costs Associated With Issuing, Selling, Structuring And Hedging The Securities In The Original Issue Price Reduce The Economic Terms Of The Securities, Cause The Estimated Value Of The Securities To Be Less Than The Original Issue Price And Will Adversely Affect Secondary Market Prices.  Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., are willing to purchase the securities in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type, the costs of unwinding the related hedging transactions as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the securities in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be.

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▪
The Estimated Value Of The Securities Is Determined By Reference To Our Pricing And Valuation Models, Which May Differ From Those Of Other Dealers And Is Not A Maximum Or Minimum Secondary Market Price.  These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect.  As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities.  In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your securities in the secondary market (if any exists) at any time.  The value of your securities at any time after the date of this pricing supplement will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions.

▪
The Price You Pay For The Securities May Be Higher Than The Prices Paid By Other Investors.  The agent proposes to offer the securities from time to time for sale to investors in one or more negotiated transactions, or otherwise, at market prices prevailing at the time of sale, at prices related to then-prevailing prices, at negotiated prices, or otherwise.  Accordingly, there is a risk that the price you pay for the securities will be higher than the prices paid by other investors based on the date and time you make your purchase, from whom you purchase the securities (e.g., directly from the agent or through a broker or dealer), any related transaction cost (e.g., any brokerage commission), whether you hold your securities in a brokerage account, a fiduciary or fee-based account or another type of account and other market factors.

▪
The Securities Will Not Be Listed On Any Securities Exchange And Secondary Trading May Be Limited.  The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time.  When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the securities.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily.  Since other broker-dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

▪
Morgan Stanley & Co. LLC, Which Is A Subsidiary Of The Issuer, Has Determined The Estimated Value On The Pricing Date.  MS & Co. has determined the estimated value of the securities on the pricing date.

▪
The Issuer, Its Subsidiaries Or Affiliates May Publish Research That Could Affect The Market Value Of The Securities.  They Also Expect To Hedge The Issuer’s Obligations Under The Securities.  The issuer or one or more of its affiliates may, at present or in the future, publish research reports with respect to movements in interest rates generally or each of the components making up the CMS reference index specifically, or with respect to the index.  This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the securities.  Any of these activities may affect the market value of the securities.  In addition, the issuer’s subsidiaries expect to hedge the issuer’s obligations under the securities and they may realize a profit from that expected hedging activity even if investors do not receive a favorable investment return under the terms of the securities or in any secondary market transaction.

▪
The Calculation Agent, Which Is A Subsidiary Of The Issuer, Will Make Determinations With Respect To The Securities. Any of these determinations made by the calculation agent may adversely affect the payout to investors.  Determinations made by the calculation agent, including with respect to the CMS reference index, the index closing value, the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the index closing value in the event of a market disruption event or discontinuance of the index, may adversely affect the payout to you on the securities.  See “Annex A—The S&P 500® Index—Market Disruption Event” and “—Discontinuance of the S&P 500® Index; Alteration of Method of Calculation.”

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▪
Adjustments To The S&P 500® Index Could Adversely Affect The Value Of The Securities.  The publisher of the S&P 500® Index can add, delete or substitute the stocks underlying the S&P 500® Index, and can make other methodological changes required by certain events relating to the underlying stocks, such as stock dividends, stock splits, spin-offs, rights offerings and extraordinary dividends, that could change the value of the S&P 500® Index.  Any of these actions could adversely affect the value of the securities.  The publisher of the S&P 500® Index may discontinue or suspend calculation or publication of the S&P 500® Index at any time.  In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued index.  The calculation agent could have an economic interest that is different than that of investors in the securities insofar as, for example, the calculation agent is permitted to consider indices that are calculated and published by the calculation agent or any of its affiliates.  If the calculation agent determines that there is no appropriate successor index, on any day on which the index closing value is to be determined, the index closing value for such day will be based on the stocks underlying the discontinued index at the time of such discontinuance, without rebalancing or substitution, computed by the calculation agent, in accordance with the formula for calculating the index closing value last in effect prior to discontinuance of the S&P 500® Index.

▪
You Have No Shareholder Rights. As an investor in the securities, you will not have voting rights, rights to receive dividends or other distributions or any other rights with respect to the stocks that underlie the S&P 500® Index.

▪
Investing In The Securities Is Not Equivalent To Investing In The S&P 500® Index Or The Stocks Underlying The S&P 500® Index.  Investing in the securities is not equivalent to investing in the S&P 500® Index or its component stocks.

▪
Hedging And Trading Activity By Our Subsidiaries Could Potentially Adversely Affect The Value Of The Index.  One or more of our subsidiaries expect to carry out hedging activities related to the securities (and possibly to other instruments linked to the index or its component stocks), including trading in the stocks underlying the index as well as in other instruments related to the index.  Some of our subsidiaries also trade in the stocks underlying the index and other financial instruments related to the index on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities could potentially decrease the index closing value, thus increasing the risk that the index closing value will be less than the index reference level on any date on which the floating interest rate is to be paid during the term of the securities or less than the barrier level on the final determination date.

▪
The U.S. Federal Income Tax Consequences Of An Investment In The Securities Are Uncertain.  There is no direct legal authority as to the proper treatment of the securities for U.S. federal income tax purposes, and, therefore, significant aspects of the tax treatment of the securities are uncertain.

Please read the discussion under “Tax Considerations” in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the securities.  We intend to treat a security for U.S. federal income tax purposes as a single financial contract that provides for a monthly coupon that will be treated as gross income to you at the time received or accrued in accordance with your regular method of tax accounting.  Under this treatment, the ordinary income treatment of the monthly coupons, in conjunction with the capital loss treatment of any loss recognized upon the sale, exchange or settlement of the securities, could result in adverse tax consequences to holders of the securities because the deductibility of capital losses is subject to limitations.  We do not plan to request a ruling from the Internal Revenue Service (the “IRS”) regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described herein.  If the IRS were successful in asserting an alternative treatment for the securities, the timing and character of income or loss on the securities might differ significantly from the tax treatment described herein.  For example, under one possible treatment, the IRS could seek to recharacterize the securities as debt instruments.  In that event, U.S. Holders would be required to accrue into income original issue discount on the securities every year at a “comparable yield” determined at the time of issuance (as adjusted based on the difference, if any, between the actual and the projected amount of any contingent payments on the securities) and recognize all income and gain in respect of the securities as ordinary income.  Because a security provides for the return of principal except where the final index value is below the barrier level, the risk that a security would be recharacterized, for U.S. federal income tax purposes, as a debt instrument is higher than with other equity-linked securities that do not contain similar provisions. Non-U.S. Holders should note that we currently intend to withhold on any monthly coupon paid to Non-U.S. Holders generally at a rate of 30%, or at a reduced rate specified by an applicable income tax treaty under an “other income” or similar provision, and will not be required to pay any additional amounts with respect to amounts withheld.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  While it is not clear whether the securities would be

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viewed as similar to the prepaid forward contracts described in the notice, it is possible that any Treasury regulations or other guidance issued after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.  The notice focuses on a number of issues, the most relevant of which for holders of the securities are the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. investors  should be subject to withholding tax.  Both U.S. and Non-U.S. Holders (as defined below) should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

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Use of Proceeds and Hedging

The proceeds we receive from the sale of the securities will be used for general corporate purposes.  We will receive, in aggregate, $1,000 per security issued, because, when we enter into hedging transactions in order to meet our obligations under the securities, our hedging counterparty will reimburse the cost of the Agent’s commissions.  The costs of the securities borne by you and described on page 3 above comprise the Agent’s commissions and the cost of issuing, structuring and hedging the securities.

Supplemental Information Concerning Plan of Distribution; Conflicts of Interest

We expect to deliver the securities against payment therefor in New York, New York on November 29, 2013, which will be the tenth scheduled business day following the date of the pricing of the securities.  Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise.  Accordingly, purchasers who wish to trade securities on the date of pricing or on or prior to the third business day prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The securities will be offered from time to time in one or more negotiated transactions at varying prices to be determined at the time of each sale, which may be at market prices prevailing, at prices related to such prevailing prices or at negotiated prices; provided, however, that such price will not be less than $970 per security and will not be more than $1,000 per security.

Morgan Stanley or one of our affiliates will pay varying discounts and commissions to dealers, including Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”) and their financial advisors, of up to $35 per security depending on market conditions.  The agent may distribute the securities through Morgan Stanley Wealth Management, as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG.  Morgan Stanley Wealth Management, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.

MS & Co. is our wholly-owned subsidiary and it and other subsidiaries of ours expect to make a profit by selling, structuring and, when applicable, hedging the securities.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

Acceleration Amount in Case of an Event of Default

If an event of default with respect to the securities shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the securities (the “Acceleration Amount”) will be an amount, determined by the calculation agent in its sole discretion, that is equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the securities as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the securities.  That cost will equal:

•	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

•	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the securities in preparing any documentation necessary for this assumption or undertaking.

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During the default quotation period for the securities, which we describe below, the holders of the securities and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking.  If either party obtains a quotation, it must notify the other party in writing of the quotation.  The amount referred to in the first bullet point above will equal the lowest—or, if there is only one, the only—quotation obtained, and as to which notice is so given, during the default quotation period.  With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the Acceleration Amount.

Notwithstanding the foregoing, if a voluntary or involuntary liquidation, bankruptcy or insolvency of, or any analogous proceeding is filed with respect to Morgan Stanley, then depending on applicable bankruptcy law, your claim may be limited to an amount that could be less than the Acceleration Amount.

If the maturity of the securities is accelerated because of an event of default as described above, we shall, or shall cause the calculation agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to the depositary of the Acceleration Amount and the aggregate cash amount due with respect to the securities as promptly as possible and in no event later than two business days after the date of such acceleration.

Default quotation period

The default quotation period is the period beginning on the day the Acceleration Amount first becomes due and ending on the third business day after that day, unless:

•	no quotation of the kind referred to above is obtained, or

•	every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above.  If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the final determination date, then the Acceleration Amount will equal the principal amount of the securities.

Qualified financial institutions

For the purpose of determining the Acceleration Amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States or Europe, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

•	A-2 or higher by Standard & Poor’s Ratings Services or any successor, or any other comparable rating then used by that rating agency, or

•	P-2 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special counsel to Morgan Stanley, when the securities offered by this pricing supplement have been executed and issued by Morgan Stanley, authenticated by the trustee pursuant to the Senior Debt Indenture and delivered against payment as contemplated herein, such securities will be valid and binding obligations of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above.  This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.  In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Debt Indenture and its authentication of the securities and the validity, binding

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nature and enforceability of the Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated November 21, 2011, which is Exhibit 5-a to the Registration Statement on Form S-3 filed by Morgan Stanley on November 21, 2011.

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Tax Considerations

Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the securities issued under this pricing supplement and is superseded by the following discussion.

The following is a general discussion of the material U.S. federal income tax consequences and certain estate tax consequences of ownership and disposition of the securities.  This discussion applies only to initial investors in the securities who:

•
purchase the securities at their “issue price,” which will equal the first price at which a substantial amount of the securities is sold to the public (not including bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers); and

•	will hold the securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•	certain financial institutions;
•	insurance companies;
•	certain dealers and traders in securities, commodities or foreign currencies;
•	investors holding the securities as part of a “straddle,” wash sale, conversion transaction, integrated transaction or constructive sale transaction;
•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;
•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;
•	regulated investment companies;
•	real estate investment trusts;
•	tax-exempt entities, including “individual retirement accounts” or “Roth IRAs” as defined in Section 408 or 408A of the Code, respectively; or
•	persons subject to the alternative minimum tax.

As the law applicable to the U.S. federal income taxation of instruments such as the securities is technical and complex, the discussion below necessarily represents only a general summary.  Moreover, the effect of any applicable state, local or foreign tax laws is not discussed, nor are any consequences resulting from the Medicare tax on investment income.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein.  Persons considering the purchase of the securities should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

General

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the securities or instruments that are similar to the securities for U.S. federal income tax purposes, no assurance can be given that the IRS or a court will agree with the tax treatment described herein.  We intend to treat a security for U.S. federal income tax purposes as a single financial contract that provides for a monthly coupon that will be treated as gross income to you at the time received or accrued in accordance with your regular method of tax accounting.  In the opinion of our counsel, Davis Polk & Wardwell LLP, this treatment of the securities is reasonable under current law; however, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible.

You should consult your tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments of the securities) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.  Unless otherwise stated, the following discussion is based on the treatment of each security as described in the previous paragraph.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder.  As used herein, the term “U.S. Holder” means a beneficial owner of a security that is, for U.S. federal income tax purposes:

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•	a citizen or individual resident of the United States;

•
a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The term “U.S. Holder” also includes certain former citizens and residents of the United States.

Tax Treatment of the Securities

Assuming the treatment of the securities as set forth above is respected, the following U.S. federal income tax consequences should result.

Tax Basis.  A U.S. Holder’s tax basis in the securities should equal the amount paid by the U.S. Holder to acquire the securities.

Tax Treatment of Monthly Coupon.  Any monthly coupon on the securities should be taxable as ordinary income to a U.S. Holder at the time received or accrued in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

Sale, Exchange or Settlement of the Securities.  Upon a sale, exchange or settlement of the securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the securities sold, exchanged or settled.  For this purpose, the amount realized does not include any monthly coupon paid at settlement and may not include sale proceeds attributable to an accrued coupon, which may be treated as a coupon payment.  Any such gain or loss recognized should be long-term capital gain or loss if the U.S. Holder has held the securities for more than one year at the time of the sale, exchange or settlement, and should be short-term capital gain or loss otherwise.  The ordinary income treatment of the monthly coupons, in conjunction with the capital loss treatment of any loss recognized upon the sale, exchange or settlement of the securities, could result in adverse tax consequences to holders of the securities because the deductibility of capital losses is subject to limitations.

Possible Alternative Tax Treatments of an Investment in the Securities

Due to the absence of authorities that directly address the proper tax treatment of the securities, no assurance can be given that the IRS will accept, or that a court will uphold, the tax treatment described above.  In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning the securities under Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”).  If the IRS were successful in asserting that the Contingent Debt Regulations applied to the securities, the timing and character of income thereon would be significantly affected.  Among other things, a U.S. Holder would be required to accrue into income original issue discount on the securities every year at a “comparable yield” determined at the time of their issuance, adjusted upward or downward to reflect the difference, if any, between the actual and the projected amount of any contingent payments on the securities.  Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale, exchange or other disposition of the securities would be treated as ordinary income, and any loss realized at maturity would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount and as capital loss thereafter.  Because a security provides for the return of principal except where the final index value is below the barrier level, the risk that a security would be recharacterized, for U.S. federal income tax purposes, as a debt instrument is higher than with other equity-linked securities that do not contain similar provisions.

Other alternative federal income tax treatments of the securities are possible, which, if applied, could significantly affect the timing and character of the income or loss with respect to the securities.  In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses on whether to require holders of “prepaid forward contracts” and similar instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange–traded status of the instruments and the nature of the underlying property to which the instruments are linked; whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge; and appropriate transition rules and effective dates.  While it is not clear whether instruments such as the securities would be viewed as similar to the prepaid forward contracts described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.  U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by this notice.

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Backup Withholding and Information Reporting

Backup withholding may apply in respect of payments on the securities and the payment of proceeds from a sale, exchange or other disposition of the securities, unless a U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS.  In addition, information returns will be filed with the IRS in connection with payments on the securities and the payment of proceeds from a sale, exchange or other disposition of the securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder.  As used herein, the term “Non-U.S. Holder” means a beneficial owner of a security that is for U.S. federal income tax purposes:

•	an individual who is classified as a nonresident alien;
•	a foreign corporation; or
•	a foreign estate or trust.

The term “Non-U.S. Holder” does not include any of the following holders:

•
a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

•	certain former citizens or residents of the United States; or

•	a holder for whom income or gain in respect of the securities is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities.

Although significant aspects of the tax treatment of each security are uncertain, we intend to withhold on any monthly coupon paid to a Non-U.S. Holder generally at a rate of 30% or at a reduced rate specified by an applicable income tax treaty under an “other income” or similar provision.  We will not be required to pay any additional amounts with respect to amounts withheld.  In order to claim an exemption from, or a reduction in, the 30% withholding tax, a Non-U.S. Holder of the securities must comply with certification requirements to establish that it is not a U.S. person and is eligible for such an exemption or reduction under an applicable tax treaty.  If you are a Non-U.S. Holder, you should consult your tax advisers regarding the tax treatment of the securities, including the possibility of obtaining a refund of any withholding tax and the certification requirement described above.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty exemption, the securities may be treated as U.S. situs property subject to U.S. federal estate tax.  Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the securities.

Backup Withholding and Information Reporting

Information returns will be filed with the IRS in connection with any monthly coupon and may be filed with the IRS in connection with the payment at maturity on the securities and the payment of proceeds from a sale, exchange or other disposition.  A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption.  The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.

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The discussion in the preceding paragraphs, insofar as it purports to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the securities.

Where You Can Find More Information

Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement and an index supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates.  You should read the prospectus in that registration statement, the prospectus supplement, the index supplement and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering.  You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov.  Alternatively, Morgan Stanley will arrange to send you the prospectus and the prospectus supplement if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at www.sec.gov as follows:

Prospectus Supplement dated November 21, 2011

Index Supplement dated November 21, 2011

Prospectus dated November 21, 2011

Terms used in this pricing supplement are defined in the prospectus supplement, in the index supplement or in the prospectus.  As used in this pricing supplement, the “Company,” “we,” “us” and “our” refer to Morgan Stanley.

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Annex A—The S&P 500® Index

The S&P 500® Index, which is calculated, maintained and published by Standard & Poor’s Financial Services LLC (“S&P”), consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets.  The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of 500 similar companies during the base period of the years 1941 through 1943.

For additional information about the S&P 500® Index, see the information set forth under “S&P 500® Index” in the accompanying index supplement.

License Agreement between S&P and Morgan Stanley.  “Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of S&P and have been licensed for use by Morgan Stanley.  For more information, see “S&P 500® Index—License Agreement between S&P and Morgan Stanley” in the accompanying index supplement.

Market Disruption Event

Market disruption event means:

(i)
the occurrence or existence of a suspension, absence or material limitation of trading of securities then constituting 20 percent or more of the value of the index (or the successor index) on the relevant exchange(s) for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such relevant exchange(s); or a breakdown or failure in the price and trade reporting systems of any relevant exchange as a result of which the reported trading prices for securities then constituting 20 percent or more of the value of the index (or the successor index) during the last one-half hour preceding the close of the principal trading session on such relevant exchange(s) are materially inaccurate; or the suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or options contracts or exchange-traded funds related to the index (or the successor index) for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case as determined by the calculation agent in its sole discretion; and

(ii)
a determination by the calculation agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the securities.

For the purpose of determining whether a market disruption event exists at any time, if trading in a security included in the index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the value of the index shall be based on a comparison of (x) the portion of the value of the index attributable to that security relative to (y) the overall value of the index, in each case immediately before that suspension or limitation.

For the purpose of determining whether a market disruption event exists at any time: (1) a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the relevant exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract or exchange-traded fund will not constitute a market disruption event, (3) a suspension of trading in futures or options contracts or exchange-traded funds on the index by the primary securities market trading in such contracts or funds by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or funds or (c) a disparity in bid and ask quotes relating to such contracts or funds will constitute a suspension, absence or material limitation of trading in futures or options contracts or exchange-traded funds related to the index and (4) a “suspension, absence or material limitation of trading” on any relevant exchange or on the primary market on which futures or options contracts or exchange-traded funds related to the index are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

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Discontinuance of the S&P 500® Index; Alteration of Method of Calculation

If the underlying index publisher discontinues publication of the index and the underlying index publisher or another entity (including MS & Co.) publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued index (such index being referred to herein as the “successor index”), then any subsequent index closing value will be determined by reference to the published value of such successor index at the regular weekday close of trading on any index business day that the index closing value is to be determined.

Upon any selection by the calculation agent of the successor index, the calculation agent will cause written notice thereof to be furnished to the trustee, to us and to the depositary, as holder of the securities, within three business days of such selection.  We expect that such notice will be made available to you, as a beneficial owner of the securities, in accordance with the standard rules and procedures of the depositary and its direct and indirect participants.

If the underlying index publisher discontinues publication of the index or the successor index prior to, and such discontinuance is continuing on, any date on which the index closing value is to be determined and the calculation agent determines, in its sole discretion, that no successor index is available at such time, then the calculation agent will determine the index closing value for such date.  The index closing value of the index or the successor index will be computed by the calculation agent in accordance with the formula for and method of calculating such index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the relevant exchange on such date of each security most recently constituting such index without any rebalancing or substitution of such securities following such discontinuance.  Notwithstanding these alternative arrangements, discontinuance of the publication of the index may adversely affect the value of the securities.

If at any time, the method of calculating the index or the successor index, or the value thereof, is changed in a material respect, or if the index or the successor index is in any other way modified so that such index does not, in the opinion of the calculation agent, fairly represent the value of such index had such changes or modifications not been made, then, from and after such time, the calculation agent will, at the close of business in New York City on each date on which the index closing value is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a value of a stock index comparable to the index or the successor index, as the case may be, as if such changes or modifications had not been made, and the calculation agent will calculate the index closing value with reference to the index or the successor index, as adjusted.  Accordingly, if the method of calculating the index or the successor index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the calculation agent will adjust such index in order to arrive at a value of the index or the successor index as if it had not been modified (e.g., as if such split had not occurred).

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